Exhibit 99.2

March 28, 2017

Board of Directors

Baker Hughes Incorporated

17021 Aldine Westfield Road

Houston, TX 77073

Re:	Initially Filed Registration Statement on Form S-4 of Bear Newco, Inc., filed March 28, 2017 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 30, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than General Electric Company (“GE”) and its affiliates) of outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Baker Hughes Incorporated (the “Company”) of the Consideration (as defined therein) to be paid to the holders (other than GE and its affiliates) of Shares pursuant to the Transaction Agreement and Plan of Merger, dated as of October 30, 2016, among GE, the Company, Bear Newco, Inc., a direct wholly owned subsidiary of the Company (“Newco”), and Bear MergerSub, Inc., a direct wholly owned subsidiary of Newco.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary – Opinion of Baker Hughes’ Financial Advisor”, “The Transactions – Background of the Transactions”, “The Transactions – Recommendation of the Board of Directors and its Reasons for the Transactions”, “The Transactions – Projected Financial Data” and “The Transactions – Opinion of Baker Hughes’ Financial Advisor”, and to the inclusion of the foregoing opinion in the Combined Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.